CONSENT OF DUDLEY, HOPTON-JONES, SIMS & FREEMAN PLLP,
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




    We hereby consent to the reference to our firm under the caption Experts in the Registration Statement and related Prospectus of Community Bancshares, Inc. for the registration of 40,000 shares of its common stock and to incorporation by reference therein of our report dated February 21, 1996, with respect to the consolidated financial statements of Community Bancshares, Inc. Included and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                 Dudley, Hopton-Jones, Sims & Freeman PLLP



Birmingham, Alabama
February 10, 1997
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